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                                                                      Exhibit 12

AETNA INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



                                                                                         Years Ended
                                                                                         December 31,
                                                               -----------------------------------------------------------
(Millions)                                              2000          1999            1998             1997           1996
--------------------------------------------------------------------------------------------------------------------------

Pretax income (loss) from
 continuing operations                              $ (39.0)(1)    $  744.8        $  842.0        $  979.6       $ (29.6)(2)

Add back fixed charges                                 360.9          322.3           291.7           287.5          204.7
--------------------------------------------------------------------------------------------------------------------------

 Income as adjusted                                 $  321.9       $1,067.1        $1,133.7        $1,267.1       $  175.1
==========================================================================================================================

Fixed charges:
 Interest on indebtedness                           $  248.2       $  232.7        $  206.2        $  213.9       $  141.0
 Portion of rents representative
 of interest factor                                    112.7           89.6            85.5            73.6           63.7
--------------------------------------------------------------------------------------------------------------------------

Total fixed charges                                 $  360.9       $  322.3        $  291.7        $  287.5       $  204.7
==========================================================================================================================

Preferred stock dividend
 Requirements (3)                                          -           56.9           103.4           103.4           51.2
--------------------------------------------------------------------------------------------------------------------------
Total combined fixed charges
 and preferred stock dividend
 requirements (3)                                   $  360.9       $  379.2        $  395.1        $  390.9       $  255.9
==========================================================================================================================

Ratio of earnings to fixed
 charges                                                0.89(1)        3.31            3.89            4.41           0.86(2)
==========================================================================================================================

Ratio of earnings to combined
 fixed charges and preferred
 stock dividends                                        0.89(1)        2.81            2.87            3.24           0.68(2)
==========================================================================================================================

(1) Pretax loss from continuing operations reflects a goodwill write-off of $310.2 million, a severance and facilities charge of $142.5 million and $57.8 million of change-in control related payments and other costs required to effect the spin-off of the Company from former Aetna. Additional pretax income from continuing operations necessary to achieve both a ratio of earnings to fixed charges of 1.0 and a ratio of earnings to combined fixed charges and preferred stock dividends of 1.0, was approximately $39.0 million.

(2) Pretax loss from continuing operations reflects a severance and facilities charge of $801.7 million. Additional pretax income from continuing operations necessary to achieve a ratio of earnings to fixed charges of 1.0 was approximately $29.6 million. Additional pretax income from continuing operations necessary to achieve a ratio of earnings to combined fixed charges and preferred stock dividends of 1.0 was approximately $80.8 million.

(3) Although the Company did not pay preferred stock dividends, preferred stock dividends paid by former Aetna have been included for purposes of this calculation for the years ending December 31, 1996, 1997, 1998 and 1999 (through the redemption date of July 19, 1999), as the preferred stock issued by former Aetna was issued in connection with the acquisition of U.S. Healthcare Inc. in 1996.